[LETTERHEAD OF CAHILL GORDON & REINDEL]

October 27, 1998

                                                                  (212) 701-3000

XOMA Corporation
2910 Seventh Street
Berkeley, California  94710

                  Re:  XOMA Corporation
                       Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to XOMA Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 500,000 shares of Common Stock, par value $0.0005 per share (the "Common Stock"), of the Company which are issuable under the Company's 1998 Employee Stock Purchase Plan, as amended (the "Plan").

     We advise you that, in our opinion, upon the issuance of shares of Common Stock in accordance with the terms of the Plan and receipt by the Company of the consideration for such shares in accordance with the terms of the Plan, the shares of Common Stock so issued will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        CAHILL GORDON & REINDEL